Montreal, July 10, 2023

CONSENT of LAVERY, DE BILLY, L.L.P.

ImmunoPrecise Antibodies Ltd.

We have acted as special counsel to ImmunoPrecise Antibodies Ltd. (the "Corporation") in connection with the information set forth under the heading "Certain Canadian Federal Income Tax Consideration" of a Registration Statement on Form F-3 (the "Registration Statement") under the United States Securities Act of 1933, as amended (the "Act"), relating to the potential issuance and sale by the Corporation of up to an aggregate of US $300,000,000 of securities of the Corporation pursuant to one or more prospectus supplements to the Registration Statement to be filed by the Corporation from time to time.

We hereby consent to the reference of our name under the heading "Certain Canadian Federal Income Tax Consideration" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.

/s/ Lavery, de Billy, L.L.P